SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 19, 2001
                                  -------------


                           CDW Computer Centers, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

            Illinois                    0-21796                36-3310735
 (State or Other Jurisdiction   (Commission File Number)    (IRS Employer
      of Incorporation)                                    Identification No.)


         200 N. Milwaukee Ave.                                 60061
            Vernon Hills                                     (Zip Code)
(Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (847) 465-6000
                                 --------------



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On July 19, 2001, CDW Computer Centers, Inc. issued a press release announcing its results for the second quarter of 2001 and setting forth certain projections regarding its performance in the third quarter of 2001. Attached hereto as Exhibit 99.1 is a copy of such press release.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)      The following exhibit is included with this Report:

Exhibit Number             Exhibit
--------------             -------
99.1                       Press Release



                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                CDW Computer Centers, Inc.



Date:  July 20, 2001            By:  /s/ Harry J. Harczak, Jr.
                                     -------------------------
                                     Harry J. Harczak, Jr.
                                     Executive Vice President Corporate Strategy
                                     and Chief Financial Officer

EXHIBIT INDEX

The following exhibit is filed herewith.

Exhibit No.                         Exhibit
----------                          -------
99.1                                Press Release

Vernon Hills,  Illinois,  July 19, 2001 --- CDW Computer Centers,  Inc. (Nasdaq:
CDWC) today announced that earnings per diluted share rose 9 percent to $0.48 from $0.44 a year ago. Net sales for the quarter were $995.0 million versus $943.3 million for the same period in 2000, an increase of 5 percent. Net income rose 7 percent to $43.0 million from $40.0 million for the prior year quarter.

Year to date earnings per diluted share rose 13 percent versus the same period in 2000 to $0.94. Net sales for the first six months of 2001 totaled $1.982 billion, a 10 percent increase from prior year. Year to date net income totaled $83.5 million, an 11 percent increase versus prior year.

Chairman and chief executive officer John A. Edwardson said, "We continued to grow sales in a declining market in the second quarter, demonstrating our ability to gain market share in a very difficult business environment. Our coworkers' firm commitment to understanding and meeting customer needs, as well as our low cost operating model, have enabled us to increase revenue, improve margins, and achieve earnings growth both sequentially and compared with the same quarter last year. CDW's growing market share and strong relationships with 334,000 commercial customers served during the last twelve months position us well for future growth when technology spending rebounds.



Financial & Operating Data                       Three Months Ended      Percent         Six Months Ended      Percent
--------------------------                       6/30/01       6/30/00    Change       6/30/01      6/30/00     Change
Net Sales (000's)                              $  995,045    $ 943,342        5%    $ 1,982,290   $1,807,330      10%
Income from Operations (000's)                 $   68,499    $  64,314        7%    $   131,962   $  121,162       9%
Net Income (000's)                             $   40,030    $  40,049        7%    $    83,506   $   75,340      11%
Basic Earnings Per Share                       $     0.50    $    0.46        9%    $      0.97   $     0.87      11%
Diluted Earnings Per Share                     $     0.48    $    0.44        9%    $      0.94   $     0.83      13%

Operating Data
--------------
Number of Invoices Processed                    1,062,782      925,474       15%      2,154,572    1,845,557      17%
Average Invoice Size                           $      997    $   1,065       -6%      $     976    $   1,026      -5%
Number of Account Managers, End of Period           1,179          853       38%
Commercial Customers Served                       164,135      135,309       21%        237,705      203,260      17%
Commercial Customers Served
    Trailing 12 Months                            334,281      300,226       11%
%of Sales to Commercial Customers                     97%          96%        1%            97%          96%       1%
Annualized Inventory Turnover                        25.2         22.9
Accounts Receivable Days Sales Outstanding           28.9         29.4
Direct Web Sales                               $  152,832    $  98,438
Daily Average Web Users                            81,135       76,289

"Our focused sales and marketing efforts for government and education customers are working, as sales to these customers grew at an accelerated rate during the quarter. Additionally, we continue to benefit from numerous investments we have made during the past couple of years, including the addition of sales force specialists, increased number of account managers, enhancements to our CDW@work
(TM) custom-tailored Web sites, and an increased focus on national branding," continued Edwardson.

Software, input devices, printers, data storage devices, video and network communication products were the fastest-growing product categories, all with sales growth rates exceeding 9 percent versus the second quarter of 2000. Software was the Company's largest product category at 18 percent of net sales and experienced a growth rate of approximately 52 percent versus the second quarter 2000. "The strength of these product categories has more than offset the declines we have experienced in CPU based products and demonstrates the breadth and diversity of our product mix. Sales of desktop computers, which include servers, decreased 14 percent. Notebook sales decreased 19 percent," said Gregory Zeman, CDW's vice chairman.

"Our account manager base at the end of the second quarter was 1,179, representing a 38 percent growth rate over the prior year period and a slight increase over last quarter. We are currently hiring primarily for attrition, and will adjust our hiring goals as business conditions dictate.

"Approximately 65 percent of our total company sales were generated from the more than 96,000 active users of CDW@work (TM), our custom-tailored Web site program. These customers place orders either online or directly with the account manager, consistent with CDW's 'clicks and people' strategy. Second quarter online sales were $152.8 million, a 55 percent increase over the second quarter of 2000 and a 1 percent increase over the first quarter of 2001."

Gross profit margin was 13.3 percent of net sales in the second quarter of 2001, an increase from 13.0 percent in the prior year quarter. The increase in gross margin is primarily due to changes in product mix, vendor incentives and the impact of service contract revenue, partially offset by decreases in margin due to pricing pressure in certain product categories. The Company's gross profit as a percentage of net sales may vary on a quarterly basis based upon vendor support programs, including inventory price protection policies, product mix, pricing strategies, market conditions and other factors. As a result, there is no certainty that the Company will be able to sustain the gross profit margin levels achieved in the second quarter.

Selling and administrative  expenses, as a percentage of net sales, increased to
6.4 percent in the second quarter of 2001 from 6.1 percent in the same period of 2000. The primary reasons for the change were increased payroll and occupancy costs, partially offset by a decrease in net advertising expense. On a forward-looking basis, selling and administrative expenses may increase as a percentage of net sales due to investments in new facilities, marketing initiatives and potentially lower advertising expense reimbursements from vendors, coupled with a slower rate of sales growth.

Working capital as of June 30, 2001 was $577.1 million, including approximately $279.5 million in cash, cash equivalents and marketable securities. During the second quarter, the Company continued its previously announced 5 million share buyback program and bought 32,500 shares of its common stock in the open market at an aggregate purchase price of $1.2 million. The Company has purchased a total of approximately 1.9 million shares at an aggregate purchase price of $72.6 million pursuant to this program since its inception in January 2001.

"On a forward looking basis, we believe that continued cautious assumptions regarding sales and earnings growth are appropriate," said Edwardson. "Our business customers continue to be affected by the economic slowdown. Based upon our current level of sales and anticipated sales growth from our government customer base, which historically is seasonally strongest in the third quarter, we project net sales for the third quarter 2001 in the range of $990 million to $1.030 billion. The ability to achieve this level of sales is uncertain due to economic conditions and IT spending levels. Earnings per share for the third quarter 2001 are currently projected to be $0.44 to $0.48 per diluted share. Actual earnings per share could differ significantly from this earnings guidance if we do not meet the sales estimate, if gross margins decrease as a percentage of sales from our historical experience or for other reasons.

"We performed well during the second quarter despite the industry-wide downturn in technology spending. I believe that with our absolute focus on customer service, our effective cost control and aggressive asset management, and most importantly, our coworkers' unwavering commitment, we are well positioned to continue to outperform the market."

The statements in this release concerning the Company's sales growth, projected earnings per share, gross margin percentage, selling and administrative costs, expected seasonal strength in the government customer base and other statements of a non-historical basis (including statements regarding rebounds in technology spending and our position relative to the market) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the continuing development, maintenance and operation of our IT systems, the timely availability and acceptance of new products, continuation of key vendor relationships and support programs, changes and uncertainties in economic conditions that could affect the rate of IT spending by our customers, changes in pricing by our vendors, our management transition and the ability of the Company to hire and retain qualified account managers. Additional discussion regarding these and other factors affecting the Company's business and prospects is contained in the Company's filings with the Securities and Exchange Commission.

About CDW Computer Centers, Inc.
CDW(R) (Nasdaq: CDWC), ranked No. 435 on the FORTUNE 500, offers complete, customized technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a leading source of technology products and services from companies such as Cisco, Compaq, Hewlett-Packard, IBM, Intel, Microsoft, Sony, Toshiba and other top name brands. CDW was founded in 1984 as a home-based business and today employs more than 2,700 coworkers whose efforts generated net sales of $3.8 billion in 2000. CDW's direct model offers one-on-one relationships with highly trained account managers; purchasing via telephone, the award-winning www.cdw.com Web site, and customized CDW@workTM extranets; custom configured solutions and same day shipping; flexible financing solutions; and, telephone and online technical support with its factory-trained and A+ certified technicians. Additional information can be found by visiting www.cdw.com.

A live Web cast of CDW's management discussion of the second quarter will be available on www.streetevents.com. The Web cast will begin today, July 19, 2001 at 5:00 pm EDT. An audio replay of the call will be available on www.streetevents.com until July 26, 2001. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

                         For more information about CDW:
                 Visit CDW on the Internet at http://www.cdw.com
  Contact CDW Investor Relations via the Internet at investorrelations@cdw.com
                        Or by telephone at 847-419-8234.

                                 -TABLES FOLLOW-

                                           CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                              (in thousands, except per share data)
                                                           (unaudited)
                                                    Three Months                               Six Months Ended
                                                   Ended June 30,                               Ended June 30,
                                       ----------------------------------------     ----------------------------------------
                                                    2001                  2000                   2001                  2000
                                       ----------------------------------------     ----------------------------------------
Net sales                                      $ 995,045             $ 943,342            $ 1,982,290           $ 1,807,330
Cost of sales                                    862,422               821,121              1,719,548             1,575,896
                                       ------------------    ------------------     ------------------    ------------------
Gross profit                                     132,623               122,221                262,742               231,434
Selling and administrative expenses               62,532                53,444                126,375               101,657
Net advertising expenses                           1,592                 4,463                  4,405                 8,615
                                       ------------------    ------------------     ------------------    ------------------
Income from operations                            68,499                64,314                131,962               121,162
Interest income                                    3,119                 2,165                  6,943                 3,920
Other expense                                       (200)                 (172)                  (306)                 (347)
                                       ------------------    ------------------     ------------------    ------------------
Income before income taxes                        71,418                66,307                138,599               124,735
Income tax provision                              28,388                26,258                 55,093                49,395
                                       ------------------    ------------------     ------------------    ------------------
Net income                                      $ 43,030              $ 40,049               $ 83,506              $ 75,340
                                       ==================    ==================     ==================    ==================

Earnings per share
    Basic                                         $ 0.50                $ 0.46                 $ 0.97                $ 0.87
    Diluted                                       $ 0.48                $ 0.44                 $ 0.94                $ 0.83
                                       ==================    ==================     ==================    ==================

Weighted average number of
common shares outstanding
    Basic                                         85,598                86,951                 85,896                86,763
    Diluted                                       88,893                91,154                 88,991                90,312

                                     -MORE-

                              CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (in thousands)
                                              (unaudited)

                                                                     June 30,             December 31,
                                                                       2001                   2000
                                                                ------------------     ------------------
ASSETS

Current assets :
     Cash, cash equivalents and marketable securities                   $ 279,532              $ 202,621
     Accounts receivable, net of allowance for doubtful
     accounts of $8,750 and $7,000, respectively                          315,610                337,424
     Merchandise inventory                                                120,767                110,202
     Miscellaneous receivables                                             10,709                 13,442
     Deferred income taxes                                                  6,736                  6,736
     Prepaid expenses and other assets                                      3,000                  3,458
                                                                ------------------     ------------------

        Total current assets                                              736,354                673,883

Property and equipment, net                                                66,803                 61,966
Investment in and advances to joint venture                                 7,965                  5,804
Deferred income taxes and other assets                                      6,550                  6,784
                                                                ------------------     ------------------

         Total assets                                                   $ 817,672              $ 748,437
                                                                ==================     ==================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities :
     Accounts payable                                                   $ 100,694               $ 56,081
     Accrued expenses and other current liabilities                        56,940                 54,243
     Accrued exit costs                                                     1,593                  1,862
                                                                ------------------     ------------------

         Total current liabilities                                        159,227                112,186

Shareholders' equity                                                      658,445                636,251
                                                                ------------------     ------------------

         Total liabilities and shareholders' equity                     $ 817,672              $ 748,437
                                                                ==================     ==================

                                                       ###